Exhibit 16.1

December 21, 2007

Mr. Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

1275 Park  East Drive

Woonsocket, Rhode Island 02895

Dear Mr. Driscoll:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Summer Infant, Inc. (Commission File Number 000-51228) and GGK, independent registered public accounting firm, has ceased effective December 21, 2007.

Sincerely,

GOLDSTEIN GOLUB KESSLER LLP

cc:	PCAOB Letter File
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561